Apria, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 10.12

Execution Version

July 24, 2018

Ms. Debra Morris

Dear Debby:

I am pleased to inform you that you have been selected to receive a transaction-related bonus, as described below. Your continued hard work and dedication is very important to Apria Healthcare Group Inc. (the “Company”) and the Company would like to thank you. This letter agreement amends, restates and supersedes, in full, the letter agreement entered into between you and the Company, dated May 24, 2018.

You will be granted a number of restricted stock units (the “RSUs”) equal to 0.4% of the amount by which the equity value of the Company exceeds $335 million, as measured on the earlier to occur of (i) pricing of an initial public offering of common stock of the Company (or an affiliate) (an “IPO”) or (ii) immediately prior to the closing of a Change of Control (as defined in the Company’s 2015 Stock Plan) (as applicable, the “Transaction”). The RSUs will be granted immediately prior to the closing of a Transaction pursuant to, and governed by, the terms of an omnibus stock incentive plan (the “Stock Plan”) to be adopted by the Company, and approved by its stockholders, as applicable, and an award agreement consistent with the terms hereof. In the event of an IPO prior to settlement of the RSUs, upon settlement the shares of Company common stock covered by the RSUs will be subject to an effective registration pursuant to Form S-8 (whether respecting the Stock Plan or otherwise) to the same extent as shares covered by similarly situated executives’ equity-based employee awards.

Subject to your continued employment through each applicable vesting date, the RSUs will vest as follows:

(i) 50% of the then-outstanding RSUs (rounded down to the nearest whole share) will vest upon the closing of the Transaction (the “Tranche I RSUs”);

(ii) 25% of the then-outstanding RSUs (rounded down to the nearest whole share) will vest six months following the Transaction; and

(iii) the remaining then-outstanding RSUs will vest on the first anniversary following the Transaction.

In the event that your employment is terminated as a result of your death, by the Company for any reason other than Cause (as defined in the Executive Severance Agreement dated March 11, 2013 between Apria Healthcare, Inc. and you (the “Severance Agreement”) or in the event that you terminate your employment with Good Reason (as defined in the Severance Agreement, except that the term Good Reason shall not include a relocation of your current office location), the outstanding RSUs shall, to the extent not then vested or previously forfeited or cancelled, automatically become immediately fully vested. In the event that your employment terminates for any other reason, all of the then-outstanding unvested RSUs shall automatically be immediately canceled without consideration therefor.

The RSUs will be settled in either cash or shares of Company common stock, at your election. In the event that you choose for the RSUs to be settled in cash, the Company will deliver to you such cash in respect of the Tranche I RSUs upon the closing of the Transaction and the cash in respect of the remaining RSUs will be delivered upon the applicable vesting dates. In the event that you choose for the RSUs to be settled in shares of Company common stock, the Company will deliver to you, as soon as reasonably practicable (and, in any event, within two and one-half months) following the applicable vesting date, one share of the Company’s common stock for each RSU (as adjusted under the Plan, as applicable) which becomes vested hereunder and such vested RSU shall be cancelled upon such delivery; provided, however,

Apria, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

that if the Transaction is an IPO, in no event will any share of Company common stock be delivered to you prior to the date of the first open trading window of the Company that is at least six months following the closing of an IPO; provided, further, that if the Transaction is a Change in Control, you will be provided with liquidity rights with respect to the shares of Company common stock delivered in connection with the settlement of the RSUs, subject to any applicable financing restrictions. Notwithstanding anything in this letter agreement to the contrary, the Company shall have no obligation to issue or transfer any shares as contemplated by this letter agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares of common stock are listed for trading, if applicable.

After the date hereof, all calculations made pursuant to this letter agreement, including the $335 million, shall take into account any unusual or nonrecurring events (including any dividends or other distributions, stock split, reverse stock splits or other similar corporate transactions or events that affect the shares of the Company) affecting the Company that the Company’s board (or a subcommittee thereof) determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to or available to you pursuant to this letter agreement.

The Company’s obligations under this letter agreement shall be unfunded. This letter agreement supersedes all prior agreements and understandings (whether written or oral) between the parties with respect to this subject matter. This letter agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by you and the Company or, in the case of a waiver, by the party waiving compliance. The Company, in its sole discretion, reserves the right to assign its obligations under this letter agreement to any person or entity. Neither your right to the RSUs nor any other right you may have under this letter agreement shall be assignable or transferable by you, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner, and no attempted assignment or transfer thereof shall be effective. This letter agreement does not provide any guarantee or promise your continued service or employment with the Company, and the Company retains the right to terminate your employment, at any time, with or without Cause, for any reason or no reason, except as may be restricted by law. Unless otherwise determined by the Company, any payments made hereunder shall not be taken into account in computing your salary or compensation for the purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance or other benefit plan of the Company or any of its affiliates (including any successor to the Company or any of its affiliates) or (ii) any agreement between the Company or any of its affiliates (including any successor to the Company or any of its affiliates) and you. The terms of this letter agreement shall be construed and enforced according to the laws of the State of California without reference to its conflicts of law principles.

Kindly return a signed copy of this letter agreement to the undersigned by June 30, 2018, at which time this letter agreement shall become a binding agreement between you and the Company, enforceable in accordance with its terms. This letter agreement may be executed in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. Thank you for all your hard work and dedication!

Very truly yours,

/s/ Daniel Starck
Daniel Starck
Chief Executive Officer

Apria, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

I hereby accept and agree to the provisions of this letter agreement:

Date:	July 24, 2018

By:	/s/ Debra Morris
Debra Morris

[Signature Page to Letter Agreement]